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                                                                       EXHIBIT 1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               GETTY IMAGES, INC.


     GETTY IMAGES, INC., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:

     1. The name of the corporation is Getty Images, Inc. (the "Corporation"). The date of filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was September 4, 1997. Certificates of Amendment were filed on October 6, 1997 and February 6, 1998.

     2. This Certificate of Amendment sets forth an amendment to the Certificate of Incorporation of the Corporation which was duly adopted by stockholders of the Corporation entitled to vote thereon at the 1998 Annual Meeting of Stockholders held on September 1, 1998 in accordance with the provisions of Sections 242 and 211 of the General Corporation Law of the State of Delaware.

     3. Section 4.01 of the Article IV of the Certificate of Incorporation is hereby amended in full to be and read as follows:

          "SECTION 4.01. Authorized Capital. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 80,000,000 shares, of which (i) 75,000,000 shares shall be common stock, par value $0.01 per share ("Common Stock"), and (ii) 5,000,000 shares shall be preferred stock, par value $0.01 per share ("Preferred Stock")."

     IN WITNESS WHEREOF, Getty Images, Inc. has caused this certificate to be signed by Jonathan Klein, its Chief Executive Officer, and attested by Heather Redman, its secretary, this 9th day of November 1998.

                                        GETTY IMAGES, INC.

                                        By:  /s/ JONATHAN KLEIN
                                             -------------------------------
                                        Name: Jonathan Klein
                                        Title: Chief Executive Officer


ATTEST:

/s/ HEATHER REDMAN
------------------------------------
Name: Heather Redman
Title: Secretary